UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2009

Lightning Gaming, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-52575	20-8583866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23 Creek Circle, Suite 400, Boothwyn, PA 19081
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) 610 494 5534

106 Chelsea Parkway, Boothwyn, PA 19061
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2009, our wholly-owned subsidiary, Lightning Poker, Inc. (“LPI”), entered into a lease agreement with Windsor At Naaman’s Creek LP (the “Landlord”) for approximately 11,566 square feet of office and warehouse space located at 23 Creek Circle, Boothwyn, PA 19061.  This replaces our old office and warehouse space located at 106 Chelsea Parkway, Boothwyn, PA 19061.  The new lease term commenced on January 19, 2010 and will expire on August 31, 2015. The lease for our old space will expire on March 7, 2010.

Our minimum rent obligations under the new lease are set forth below, except that we will have no minimum rent payment obligations through March 25, 2011 if we remain in compliance with the lease during that period:

Lease Year	Minimum Annual Rent*/	Minimum Monthly Rent*/
Lease Year 1	$98,311.00	$8,192.58
Lease Year 2	$105,481.92	$8,790.16
Lease Year 3	$105,481.92	$8,790.16
Lease Year 4	$108,142.10	$9,011.84
Lease Year 5	$108,142.10	$9,011.84
Lease Year 6	$113,578.12 (annualized)	$9,464.84

*/  Subject to abatement for the period from the commencement date through March 25, 2011, as explained above.

In addition to the minimum rent obligations described above, we will pay our proportionate share of direct expenses (as defined in the lease) incurred by the Landlord on account of the operation or maintenance of the property in which our leased premises are located.  These payment obligations will be in effect for the entire term of the lease, including the rent abatement period described above.

This description of our new lease is merely a summary of its material terms.  We will file a copy of the lease as an exhibit to our annual report on Form 10-K for the year ending December 31, 2009.  Interested parties should read the lease agreement in its entirety when we file it.

Section 2 - Financial Information

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to Item 1.01 of this Form 8-K for information concerning LPI’s direct financial obligation under the lease agreement with the Landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning Gaming, Inc.

By:    /s/ Robert Ciunci
          Robert Ciunci, Chief Financial Officer
Date:  February 3, 2010